FOR IMMEDIATE RELEASE                                   CONTACT: JOHN D. WHITE
                                                                (316) 264-8899

LONE STAR STEAKHOUSE & SALOON, INC.              NASDAQ (STAR)

WICHITA, KANSAS                                  SEPTEMBER 26, 1997



                       LONE STAR STEAKHOUSE & SALOON, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN


Wichita, Kansas, September 26, 1997 -- Lone Star Steakhouse & Saloon, Inc. ("STAR") announced today that its Board of Directors has unanimously adopted a Stockholder Rights Plan and has declared a dividend granting to its stockholders the right to purchase for each Common Share one one-hundredth of a share of a series of preferred stock that will be established by the Company, at a price of $80.00 for each one one-hundredth of a Preference Share. If a buyer becomes a 15% owner in the Company, all Rights holders except such "Acquiring Person" (as defined in the "Plan") will be entitled to purchase the Company's stock at a price discounted from the then market price. If the Company is acquired in a merger after such acquisition, all Rights holders except the Acquiring Person will also be entitled to purchase stock in the acquiring company at a discount in accordance with the Plan. The Rights will be issued on October 10, 1997 or shortly thereafter, to shareholders on that date.

         The Company stated that the Plan is designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price which would deny stockholders the full value of their investments. The Company stated that the Plan is not being implemented in response to any proposal to acquire the Company but is designed to assure that any acquisition of the Company and/or any acquisition of control of the Company would take place under circumstances in which the Board of Directors can secure the best available transaction for all of the Company's stockholders. The Plan will encourage a potential buyer to negotiate appropriately with the Board prior to attempting a takeover and will have no effect on lawful proxy solicitation activity.

         Initially, the Rights are attached to the Company's common stock and are not exercisable. They become detached from the common stock and become immediately exercisable after any person or group becomes the beneficial owner of 15% or more of the Company's common stock or 10 days after any person or group of persons publicly announces a tender or exchange offer that would result in that same beneficial ownership level.

         The distribution of Rights will be made to common stockholders of record on October 10, 1997 and shares of common stock that are newly-issued after that date will also carry Rights until the Rights become detached from the common stock. The Rights will expire on October 10, 2007. The Company may redeem the Rights for $.01 each at any time before a buyer acquires a 15% position in the Company, and under certain other circumstances. The Rights distribution is not taxable to stockholders. Details of the Plan are included with a letter which will be mailed to all of the Company's stockholders of record as of October 10, 1997.

Lone Star owns and operates 239 domestic and 27 international Lone Star Steakhouse & Saloon restaurants; two Sullivan's Steakhouse restaurants; and three Del Frisco's Double Eagle Steak House restaurants.

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the Press Release will prove to be accurate.


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